UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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IMCLONE SYSTEMS INCORPORATED

(Name of Registrant as Specified In Its Charter)

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The press release below was issued by ImClone Systems Incorporated (the “Company”) on October 13, 2006.

Shareholders of the Company are advised to read the definitive consent revocation statement filed by the Company on October 13, 2006, because the consent revocation statement contains important information. Shareholders and other interested parties may obtain, free of charge, copies of the definitive consent revocation statement, information regarding the identity of the participants in the solicitation and other relevant documents filed by the Company with the SEC from the Securities and Exchange Commission website at www.sec.gov. The Company also will provide the definitive consent revocation statement to shareholders for free upon request.

Certain matters discussed in this Schedule 14A may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained in this Schedule 14A can be found in the Company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this Schedule 14A, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

For Immediate Release

IMCLONE SYSTEMS DIRECTORS URGE STOCKHOLDERS TO REJECT

CARL ICAHN’S EFFORTS TO OPPORTUNISTICALLY SEIZE CONTROL OF THE COMPANY

New York, NY, October 13, 2006 – ImClone Systems Incorporated (NASDAQ: IMCL) today announced that the committee of directors established by the Board of Directors on October 3, 2006, when the Board determined that adoption of Mr. Icahn’s proposals would not be in the interests of all stockholders, is commencing the mailing of its definitive proxy materials to all ImClone Systems stockholders.

The Company also announced that it has mailed the following letter, together with the definitive proxy materials, to all ImClone Systems stockholders urging them to reject the consent solicitation recently initiated by Carl Icahn.

October 13, 2006

ImClone Systems Stockholders:

By now you may be aware that Carl Icahn, together with his employee and affiliates, is soliciting written consents from ImClone Systems’ stockholders seeking to remove without cause four members of your duly-elected Board of Directors and appoint one nominee handpicked by Mr. Icahn. Mr. Icahn initially sought to remove six members of the Board, but two of those individuals (including the Chairman) resigned as directors on October 9, 2006 and Mr. Icahn revised his proposal to seek the removal of the other four individuals.

If he succeeds, Mr. Icahn and a handful of directors who were selected by and/or have ties to him would constitute five of seven ImClone Systems’ directors, a result that the undersigned Consent Solicitation Committee, which has been charged by the Board with responding to Mr. Icahn’s consent solicitation, believes would give Mr. Icahn unfettered control of your Company. Shouldn’t you at least insist that he pay you a control premium before handing him control of the Company?

While he has persistently criticized the management of ImClone Systems, Mr. Icahn proposes no business plan to put in place in the event he is successful in seizing control of your Company. Mr. Icahn and three directors recommended by him recently joined your Board and already have the ability to meaningfully influence the Company’s strategy and direction. But rather than participating as part of a Board that represents all stockholders, Mr. Icahn is asking you to trust him to do a better job on your behalf. We urge you to ask yourself whether you trust Carl Icahn to control the future of your Company.

Mr. Icahn fails to tell you that when a proposed acquirer told the Company a few weeks ago that it would be prepared to make an offer to acquire the Company for $36 per share in stock if Mr. Icahn would support it, he refused, stating that he thought that the consideration was inadequate.

Mr. Icahn also fails to tell you that, while he refused to support this offer to acquire ImClone Systems at a premium to the then market price, he has nevertheless repeatedly sought to dismantle the Company’s anti-takeover defenses designed to protect all stockholders from coercive and unfair takeover tactics. Only a few weeks ago he asked the Board to waive Section 203 of the Delaware General Corporation Law, which would have facilitated him buying more than 15% of the Company’s common stock without first making a tender offer to all stockholders. He fails to tell you that the directors he now seeks to remove refused to grant him this waiver.

Mr. Icahn says he wants the Board to find a permanent Chief Executive Officer, but fails to tell you that he, one of his employees and one of the other directors he proposes remain on the Board already comprise three of the five members of the committee tasked to find the new Chief Executive Officer. Mr. Icahn also complains that the Company entered into a “long-term” agreement with the Interim Chief Executive Officer. However, that agreement runs only through the end of 2007, which allows a reasonable amount of time for the Board to find and transition to a permanent CEO.

Mr. Icahn’s criticisms ignore the fact that the incumbent directors whom he seeks to remove have had to surmount a cascade of serious problems that were the legacy of the previous management, including the FDA’s refusal to file the Company’s application for approval of Erbitux®, an insider trading investigation centering around the Company’s founder and then-CEO who ultimately pled guilty to criminal charges including securities and bank fraud, and failure to withhold and improper accounting for taxes relating to options exercised by the founder, its then-Chairman, and certain other executives along with the resulting restatements of the Company’s financials and threatened delisting of the Company’s stock.

Having overcome these challenges, in the last three years, the Company has been able to make significant progress, including the successful approval and launch of Erbitux® in four indications in two different types of cancer. Worldwide net sales of Erbitux® reached approximately $680 million in 2005, and have exceeded $500 million in the first six months of 2006. The Company and its partners have also initiated no fewer than 14 large, phase III, pivotal studies with Erbitux® in four major tumor types and in lines of therapy ranging from adjuvant to refractory treatment. These studies are on track to begin to deliver results starting in the fourth quarter of this year.

The Company’s accomplishments also extend beyond Erbitux®. In the last three years, ImClone Systems has brought five new antibodies other than Erbitux® into clinical testing. Since the beginning of this year alone, two antibody programs were advanced into IND-development-track phase, and three antibody programs have entered the advanced pre-clinical research phase of testing and validation. These accomplishments make ImClone Systems’ pipeline among the richest in the industry and have been achieved on a budget far smaller than our competitors. Add to this the fact that ImClone Systems has built a world-class, commercial biologics manufacturing facility, currently producing Erbitux® in anticipation of a registrational filing in early 2007.

In deciding to oppose Mr. Icahn’s solicitation, the Consent Solicitation Committee recognizes that the Company faces continuing challenges in its business. But its members believe that the Company has good long-term prospects and do not shy away from the task of facing both those challenges and realizing those prospects. Having brought the Company back from the brink of legal and regulatory disasters not of their own making, these directors have not only helped position the Company for future growth but also have invaluable perspective for guiding the Company through the new challenges that it now faces. The undersigned directors, whom Mr. Icahn seeks to remove, have extensive experience and knowledge of the Company and the biotechnology industry—knowledge that would be lost if Mr. Icahn succeeds with his consent solicitation.

Your Board determined on October 3, 2006 that, although control of the Board may be in the best interests of Mr. Icahn and his affiliates, it would not be in the best interests of all stockholders and established our committee of directors to solicit shareholders not to support Mr. Icahn’s solicitation.

We urge you to reject this maneuver by Mr. Icahn, who owns less than 15% of the outstanding stock, to remove four members of your Board and take over effective control of your Company and its future. The Consent Solicitation Committee is committed to acting in your best interests and believes that a balanced Board, rather than one dominated by Mr. Icahn, is better positioned to maximize long-term value for all stockholders.

You can reject Mr. Icahn’s efforts to take control of your Company. First, do not sign Mr. Icahn’s consent card. Second, if you have previously signed a white consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. Finally, even if you have not signed Mr. Icahn’s consent card, you can show your support for your Board by signing, dating and mailing the enclosed BLUE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Thank you for your continued support.

The Consent Solicitation Committee of the Board of Directors:

Vincent T. DeVita, Jr., M.D.

John A. Fazio

Joseph L. Fischer

William R. Miller

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free at: (877) 800-5185

Banks and Brokers Call Collect at: (212) 750-5833

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

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Contact Information:

Judith Wilkinson / Andrew Siegel

212-355-4449

Joele Frank, Wilkinson Brimmer Katcher